Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (Nos.333-217058 and 333-257704) of Kulicke and Soffa Industries, Inc. of our report dated November 17, 2022, except for the effects of the revision discussed in Notes 4 and 16 to the consolidated financial statements and with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matter discussed in the fourth paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is August 8, 2023, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Singapore
August 8, 2023